EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-44849 and 333-123761 on Form S-8 and Registration Statement No. 333-146694 on Form S-3 of Frederick’s of Hollywood Group, Inc. of our report dated October 12, 2007, relating to the financial statements of FOH Holdings, Inc (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the retrospective change in a method of accounting to conform to Emerging Issues Task Force Topic D-97: Push Down Accounting and the retrospective adjustment for discontinued operations of stores closed in the year ended July 28, 2007), incorporated by reference in this Amendment No. 1 to Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
April 10, 2008